As filed with the Securities and Exchange Commission on December 21, 2007.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	20-8579133
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1200 Urban Center Drive
Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)
Vulcan Materials Company Deferred Stock Plan for Nonemployee Directors
(Full title of the plan)

William F. Denson, III, Esq.
Senior Vice President and General Counsel
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
(Name and address of agent for service)
(205) 298-3000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Proposed
Title of		Maximum Offering	Proposed Maximum
Securities to	Amount to be	Price per	Aggregate Offering	Amount of
be Registered	Registered(1)(2)	Share(1)(2)	Price	Registration Fee
Common Stock, $1.00 par value (1)(2)	10,804 shares	$80.81 (3)	$873,071.24 (3)	$26.80

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of shares of common stock issuable under the plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes corresponding rights to acquire shares of Vulcan Materials Company preferred stock pursuant to the Rights Agreement, dated as of November 16, 2007, between Vulcan Materials Company and The Bank of New York, or any successor rights agreement of Vulcan Materials Company.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices per share of the common stock reported on the New York Stock Exchange composite transaction tape on December 18, 2007.

EXPLANATORY NOTE
          As a result of the consummation on November 16, 2007 of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 19, 2007, as amended April 9, 2007 (the “Merger Agreement”), by and among Legacy Vulcan Corp., formerly known as “Vulcan Materials Company” (“Legacy Vulcan”), Florida Rock Industries, Inc. (“Florida Rock”), Vulcan Materials Company, formerly known as “Virginia Holdco, Inc.” (“Registrant”), Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc., each outstanding share of common stock of Legacy Vulcan was automatically converted into one share of common stock of the Registrant, and the Registrant assumed the obligations (including outstanding equity awards) under the plan set forth on the cover page hereto.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*	The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are, or will be, on file with the Commission, are incorporated in this registration statement by reference:
          (1) Legacy Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2006, filed by Legacy Vulcan pursuant to Section 13 of the Exchange Act, and filed by the Registrant as Annex G to the Registrant’s registration statement on Form S-4 (Reg. No. 333-142060), as amended, filed on July 13, 2007.
          (2) Legacy Vulcan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed by Legacy Vulcan pursuant to Section 13 of the Exchange Act, and filed by the Registrant as Annex I to the Registrant’s registration statement on Form S-4 (Reg. No. 333-142060), as amended, filed on July 13, 2007.
          (3) Legacy Vulcan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed by Legacy Vulcan pursuant to Section 13 of the Exchange Act, filed on July 31, 2007.
          (4) Legacy Vulcan’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed by Legacy Vulcan pursuant to Section 13 of the Exchange Act, filed on October 31, 2007.
          (5) Legacy Vulcan’s Definitive Proxy Statement on Schedule 14A, filed by Legacy Vulcan pursuant to Section 14 of the Exchange Act on April 11, 2007, and filed by the Registrant as Annex H to the Registrant’s registration statement on Form S-4 (Reg. No. 333-142060), as amended, filed on July 13, 2007.
          (6) Legacy Vulcan’s Current Reports on Form 8-K filed on July 12, 2007, July 17, 2007, October 15, 2007, November 16, 2007 and November 21, 2007 pursuant to Section 13 of the Exchange Act.
          (7) The description of the capital stock of the Registrant included in the Registrant’s registration statement on page 86 of Form S-4, as amended (Reg. No. 333-142060), filed with the Commission on July 13, 2007, and the description of the Rights included in the Form 8-K of the Registrant filed on November 16, 2007, including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          William F. Denson, III is the Senior Vice President and General Counsel of the Registrant and, as a result of such relationship, could be deemed to have a substantial interest in the Registrant. In addition, Mr. Denson holds common stock of and employee stock options to purchase common stock of the Registrant.
Item 6. Indemnification of Directors and Officers.
          Article IX of the Registrant’s Certificate of Incorporation provides that, as to acts or omissions occurring on or after May 6, 1988, no director or officer of the Registrant shall be liable to the Registrant or any of its shareholders for monetary damages for breach of any duty owed as director or officer to the Registrant or any of its shareholders, to the extent that such exemption from liability is permitted under the New Jersey Business Corporation Act (the “Statute”), as the same may be amended from time to time, or under any revision thereof or successor statute thereto. Amendments to the Statute which were adopted in 1987 (the “New Jersey Amendments”) permit such exemptions from liability as the foregoing for officers and directors, except in the case of a breach of duty based on an act or omission (a) in breach of such person’s duty of loyalty to the Registrant or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in the receipt by such person of an improper personal benefit.
In addition, Article IV of the Registrant’s By-laws provides as follows:
(a) Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3-5 of the New Jersey Business Corporation Act and any amendments thereof or supplements thereto: (i) any person who is or was a director, officer, employee or agent of the corporation; (ii) any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (a) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (b) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same; (iii) any person who is or was serving at the request of the corporation as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and (iv) the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”).
(b) Anything herein to the contrary not withstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.
(c) To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph (c), and any such determination shall be conclusive and final.
(d) To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his or her duties or the course of his or her employment for the corporation.
(e) If a Corporate Agent shall be a party defendant in the Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the Board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his or her own counsel or to recover indemnification under this By-law to the extent that he may be entitled thereto.
(f) As used herein, the term “Proceeding” shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.
(g) The right to indemnification granted under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled.
          Pursuant to the authority granted in the Statute, the Registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under the provisions discussed above and certain future potential liability of individual directors and officers incurred in their capacity as such which is not subject to indemnification.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The following Exhibits are filed as a part of the Registration Statement:
*4(a)	Certificate of Incorporation (Restated 2007) of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2007.

*4(b)	Amended and Restated By-laws of the Registrant, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 16, 2007.

*4(c)	Rights Agreement between the Registrant and The Bank of New York, dated November 16, 2007, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2007.

5(a)	Opinion of William F. Denson, III as to the legality of the securities being registered.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of William F. Denson, III (contained in Exhibit 5(a)).

24	Powers of Attorney of certain directors.

*	Incorporated by reference.

Item 9. Undertakings
          (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 21, 2007.

VULCAN MATERIALS COMPANY
By:	/s/ Donald M. James
Donald M. James
Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald M. James Donald M. James	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2007
/s/ Daniel F. Sansone Daniel F. Sansone	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2007
/s/ Ejaz A. Khan Ejaz A. Khan	Vice President, Controller and Chief Information Officer (Principal Accounting Officer)	December 21, 2007
Philip J. Carroll, Jr.	Director
Phillip W. Farmer	Director
H. Allen Franklin	Director
Ann McLaughlin Korologos	Director
Douglas J. McGregor	Director
James V. Napier	Director
Donald B. Rice	Director
Orin R. Smith	Director
Vincent J. Trosino	Director
John D. Baker II	Director
/s/ William F. Denson, III William F. Denson, III Attorney-in-Fact For each of the Directors Listed Above		December 21, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

5(a)	Opinion of William F. Denson, III as to the legality of the securities being registered.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of William F. Denson, III (contained in Exhibit 5(a)).

24	Powers of Attorney of certain Directors.